
      Schedule of Year-To-Date Principal and Interest Distributions
                                  to
                         Certificate Holders

                                                Ending
Class   Interest      Principal       Losses    Balance
A       64,455,884.99   9,757,429.92       0.00   132,855,337.03
CE               0.00   5,994,151.97       0.00     5,059,267.00
R-1            100.00         282.88       0.00             0.00
R-2            100.00           0.46       0.00             0.00
Reserve      6,370.08       1,299.85       0.00        13,629.92




